Exhibit 99.1

Tidewater Reports Second Quarter Results for Fiscal 2006

HOUSTON, October 27, 2005 — Tidewater Inc. (NYSE:TDW) announced today second quarter net earnings for the period ended September 30, 2005, of $82.2 million, or $1.42 per share, on revenues of $204.4 million. For the same quarter last year, net earnings were $16.3 million, or $.29 per share, on revenues of $166.8 million. Net earnings in the immediately preceding quarter ended June 30, 2005, were $28.9 million, or $.50 per share, on revenues of $192.2 million.

As previously reported, included in the current quarter’s net earnings is an after-tax gain of $42.8 million, or $.74 per common share, related to the sale of six of its KMAR 404 class of Anchor Handling Towing Supply vessels to Deep Sea Supply ASA for a total cash price of $188 million. The Company used a portion of the proceeds of the sale to repay $95 million of outstanding borrowings under the Company’s revolving credit agreement.

As previously announced, Tidewater will hold a conference call to discuss September 2005 quarter ended earnings on Thursday, October 27, 2005, at 10:00 a.m. CDST promptly following the Company’s release of quarterly earnings. Investors and interested parties may listen to the teleconference via telephone by calling 1-888-388-7493 if calling from the U.S. or Canada (1-706-679-8348 if calling from outside the U.S.) and ask for the “Tidewater” call just prior to the scheduled start. A replay of the conference call will be available beginning at 1:00 p.m. CDST on October 27, 2005, and will continue until 11:59 p.m. CDST on October 28, 2005. To hear the replay, call 1-800-642-1687 (1-706-645-9291 if calling from outside the U.S.). The conference call ID number is 1186115.

A simultaneous Webcast of the conference call will be accessible online at the Tidewater Inc. Website, www.tdw.com, and at the CCBN Website, www.streetevents.com. The online replay will be available until November 27, 2005.

Tidewater Inc. owns and operates over 550 vessels, the world’s largest fleet of vessels serving the global offshore energy industry.

Note: all per-share amounts are stated on a diluted basis.

Contact: Joe Bennett (713) 954-4875

Financial information is displayed on the next page.

ITEM 1. FINANCIAL STATEMENTS

TIDEWATER INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and par value data)

	September 30, 2005	March 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$125,713	15,376
Trade and other receivables, net	213,082	169,784
Marine operating supplies	36,459	38,959
Other current assets	6,467	3,837

Total current assets	381,721	227,956

Investments in, at equity, and advances to unconsolidated companies	34,155	32,074
Properties and equipment:
Vessels and related equipment	2,412,698	2,483,970
Other properties and equipment	49,449	48,512

	2,462,147	2,532,482
Less accumulated depreciation and amortization	1,103,620	1,080,296

Net properties and equipment	1,358,527	1,452,186

Goodwill	328,754	328,754
Other assets	132,141	172,203

Total assets	$2,235,298	2,213,173

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	83,047	82,261
Accrued property and liability losses	9,119	9,286
Income taxes payable	2,090	695

Total current liabilities	94,256	92,242

Long-term debt	300,000	380,000
Deferred income taxes	181,634	184,410
Accrued property and liability losses	34,117	34,778
Other liabilities and deferred credits	89,596	79,041
Stockholders’ equity:
Common stock of $.10 par value, 125,000,000 shares authorized, issued 60,489,194 shares at September and 60,718,231 shares at March	6,049	6,072
Other stockholders’ equity	1,529,646	1,436,630

Total stockholders’ equity	1,535,695	1,442,702

Total liabilities and stockholders’ equity	$2,235,298	2,213,173

See Notes to Unaudited Condensed Consolidated Financial Statements.

TIDEWATER INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except share and per share data)

	Quarter Ended September 30,		Six Months Ended September 30,
	2005	2004	2005	2004
Revenues:
Vessel revenues	$198,230	161,206	383,622	311,000
Other marine revenues	6,121	5,621	12,896	13,944

	204,351	166,827	396,518	324,944

Costs and expenses:
Vessel operating costs	106,005	98,261	212,215	196,825
Costs of other marine revenues	4,934	4,093	9,524	10,907
Depreciation and amortization	26,614	24,713	52,951	48,638
General and administrative	19,433	17,702	38,692	35,304
Gain on sales of assets	(68,553)	(1,247)	(70,187)	(7,680)

	88,433	143,522	243,195	283,994

	115,918	23,305	153,323	40,950
Other income (expenses):
Foreign exchange gain	411	13	1,019	450
Equity in net earnings of unconsolidated companies	2,715	1,639	4,882	3,332
Minority interests	28	53	5	13
Interest and miscellaneous income	1,612	611	2,817	1,192
Interest and other debt costs	(1,911)	(1,636)	(4,273)	(3,010)

	2,855	680	4,450	1,977

Earnings before income taxes	118,773	23,985	157,773	42,927
Income taxes	36,581	7,676	46,721	13,737

Net earnings	$82,192	16,309	111,052	29,190

Earnings per common share	$1.44	.29	1.94	.51

Diluted earnings per common share	$1.42	.29	1.93	.51

Weighted average common shares outstanding	57,189,133	56,937,688	57,209,995	56,919,397
Incremental common shares from stock options	545,266	142,302	448,182	114,583

Adjusted weighted average common shares	57,734,399	57,079,990	57,658,177	57,033,980

Cash dividends declared per common share	$.15	.15	.30	.30

See Notes to Unaudited Condensed Consolidated Financial Statements.

TIDEWATER INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Quarter Ended September 30,		Six Months Ended September 30,
	2005	2004	2005	2004
Net cash provided by operating activities	$65,797	32,644	100,105	59,644

Cash flows from investing activities:
Proceeds from sales of assets	188,275	1,216	191,485	9,762
Additions to properties and equipment	(35,931)	(44,160)	(79,805)	(114,449)

Net cash provided by (used in) investing activities	152,344	(42,944)	111,680	(104,687)

Cash flows from financing activities:
Borrowings	—	30,000	30,000	85,000
Principal payments on debt	(95,000)	(15,000)	(110,000)	(30,000)
Proceeds from issuance of common stock	4,762	1,994	4,878	2,026
Common stock repurchases	(8,691)	—	(8,691)	—
Cash dividends	(8,648)	(8,559)	(17,277)	(17,115)
Other	6	(349)	(358)	(685)

Net cash (used in) provided by financing activities	(107,571)	8,086	(101,448)	39,226

Net change in cash and cash equivalents	110,570	(2,214)	110,337	(5,817)
Cash and cash equivalents at beginning of period	15,143	14,033	15,376	17,636

Cash and cash equivalents at end of period	$125,713	11,819	125,713	11,819

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$7,162	7,254	8,051	7,867
Income taxes	$6,279	6,704	11,941	13,277

See Notes to Unaudited Condensed Consolidated Financial Statements.

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